Exhibit 99.2


FOR IMMEDIATE RELEASE

                                              Contact:
                                              Stacy Roth
                                              Director, Corporate Communications
                                              (212) 463-6350
                                              sroth@findsvp.com

                 FIND/SVP INC. COMPLETES ACQUISITION OF TELTECH
                                FROM SOPHEON PLC

New York, July 3 - FIND/SVP INC. (OTCBB: FSVP), a leading provider of business advisory, research and consulting services, announced today the closing of the previously announced acquisition of TELTECH, the U.S.-based Information Management division of Sopheon plc (LSE: SPE; NASDAQ: SOPEF.PK), an international provider of product lifecycle management software and services. The value of the transaction included an upfront purchase price of $3,050,000, funded through a combination of equity, subordinated debt and available cash, and a contingent earn-out payment of up to a maximum of $400,000.

TELTECH, based in Minneapolis, is a well-established, leading provider of custom research and information services. The Company's business focuses on the Research and Development and Engineering departments of larger corporations and is highly synergistic and complementary with FIND/SVP'S concentration on the marketing-related functions of its clients. TELTECH'S revenue for the trailing twelve months ended May 31, 2003 were approximately $8.4 million and adjusted EBITDA (after confirmed cost synergies to take effect at or close to the time of closing) was approximately $1.1 million.

"We are very pleased to announce the completion of the acquisition of TELTECH, which exemplifies the successful execution of our consistently stated growth strategy and will now allow us to focus on delivering quality sales and earnings growth going forward," said David Walke, Chief Executive Officer of FIND/SVP. "We look forward to continuing our goal of providing the highest level of value-added business intelligence service to our clients."

ABOUT FIND/SVP

FIND/SVP, Inc. (http://www.findsvp.com) is a knowledge services company that offers a full suite of custom business intelligence, advisory, and consulting solutions to address clients' critical business issues. FIND/SVP helps executives enhance their business performance and profit from opportunities through targeted research and advisory work, providing its nearly 2,000 member clients with a competitive business advantage. Founded in 1969, FIND/SVP is the second largest member of the global SVP Group, which serves more than 75,000 executives in 11,000 companies worldwide.

Information in this release may involve expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All


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forward-looking statements included in this release are based upon information available to FIND/SVP, Inc. as of the date of the release, and we assume no obligation to update any such forward-looking statement. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences.



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